UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 17, 2011

Atlas Pipeline Partners, L.P.

(Exact name of registrant as specified in its chapter)

Delaware	1-14998	23-3011077
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1550 Coraopolis Heights Road Moon Township, Pennsylvania	15108
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (412) 262-2830

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01.	Completion of Acquisition or Disposition of Assets.

Pursuant to the previously disclosed Purchase and Sale Agreement (the “Purchase and Sale Agreement”), dated as of November 8, 2010, by and among Atlas Energy, Inc., a Delaware corporation (“Atlas Energy”), Atlas Energy Resources, LLC, a Delaware limited liability company and a wholly owned subsidiary of Atlas Energy (“ATN”), Atlas Pipeline Partners, L.P., a Delaware limited partnership (“APL”), and APL Laurel Mountain, LLC, a Delaware limited liability company and a subsidiary of APL (“APL Sub”), APL Sub completed the sale to ATN (the “Laurel Mountain Sale”) of its 49% ownership interest in Laurel Mountain Midstream, LLC (“Laurel Mountain”). Laurel Mountain owns and operates approximately 1,000 miles of natural gas gathering systems in the Appalachian Basin located in the northeastern United States.

APL Sub received cash proceeds of approximately $413.5 million from the Laurel Mountain Sale pursuant to the Purchase and Sale Agreement, which amount was based upon a base purchase price of $403 million, increased by approximately $12.3 million for capital contributions made by APL Sub to Laurel Mountain from and after January 1, 2011 and before the closing of the Laurel Mountain Sale, and decreased by approximately $1.8 million for distributions received by APL Sub from Laurel Mountain from and after January 1, 2011 and before the closing of the Laurel Mountain Sale. APL Sub retained the preferred distribution rights under the limited liability company agreement of Laurel Mountain, which entitle APL Sub to receive all payments made under a note issued to Laurel Mountain by Williams Laurel Mountain, LLC in connection with the formation of Laurel Mountain.

The foregoing description of the Purchase and Sale Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Purchase and Sale Agreement, which was filed as Exhibit 2.1 to the Current Report on Form 8-K filed by APL on November 12, 2010, and which is incorporated herein by reference.

In connection with the completion of the Laurel Mountain Sale, the following additional related transactions were completed on February 17, 2011:

•

The merger (the “Merger”) of Arkhan Corporation, an indirect wholly owned subsidiary of Chevron Corporation (“Chevron”), with Atlas Energy, upon which Atlas Energy became a wholly owned subsidiary of Chevron. A description of the Agreement and Plan of Merger pursuant to which the Merger was effected is included in a Current Report on Form 8-K filed by Atlas Energy on November 12, 2010.

•

A series of transactions involving Atlas Energy, ATN, Atlas Pipeline Holdings, L.P., the owner of the general partner of APL (“AHD”), and Atlas Pipeline Holdings GP, LLC, the general partner of AHD (“AHD GP”), that included, among other things, (1) the acquisition by AHD of Atlas Energy’s investment partnership business and certain other assets in exchange for newly issued AHD common units, cash and the assumption by AHD of the historical and future liabilities associated with the assets transferred to AHD (the “Asset Acquisition”); (2) the contribution by Atlas Energy of AHD GP to AHD, so that AHD GP became a wholly owned subsidiary of AHD; (3) the amendment and restatement of each of the limited partnership agreement of AHD and the limited liability company agreement of AHD GP; and (4) the distribution by Atlas Energy to its stockholders of all the AHD common units that it held, including the newly issued AHD common units that it received in the Asset Acquisition. A description of the foregoing transactions is included in a Current Report on Form 8-K filed by AHD on February 24, 2011. Prior to the completion of the foregoing transactions, AHD GP was a wholly owned subsidiary of Atlas Energy and AHD was a majority owned subsidiary of Atlas Energy.

Item 5.01.	Changes in Control of Registrant.

As described above in Item 2.01, on February 17, 2011, Atlas Energy distributed to its stockholders all of the 41,187,493 AHD common units that it held as of such time (the “AHD Distribution”), upon which distribution Atlas Energy ceased to have an ownership interest in AHD and ceased to control AHD. Upon the consummation of the AHD Distribution, all of the outstanding AHD common units were held by public unitholders.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 18, 2011, AHD appointed Gayle P.W. Jackson as a member of the Managing Board of Atlas Pipeline Partners GP, LLC, the general partner of APL (“APL GP”). In connection with her service as a member of the Managing Board of APL GP, Ms. Jackson will receive an annual retainer in an amount equal to $50,000 in cash, reimbursement for out-of-pocket expenses incurred in connection with board and committee meetings and indemnification. Ms. Jackson was granted an annual grant of phantom units with dividend equivalent rights on February 18, 2011 under a standard non-employee manager award agreement, in an amount equal to $50,000 worth of units (based upon the market price of APL common units on February 18, 2011, the date of grant), and which vest 25% on each successive anniversary of the grant, pursuant to the APL 2010 Long-Term Incentive Plan.

Item 9.01.	Financial Statements and Exhibits.

(a) Financial statements of business acquired. Not applicable.

(b) Pro forma financial information. The pro forma financial information required to be filed pursuant to Item 9.01(b) is filed as Exhibit 99.1 and is incorporated herein by reference.

(c) Shell company transactions. Not applicable.

(d) Exhibits.

Exhibit No.	Description
99.1	Unaudited Pro Forma Condensed Consolidated Financial Information

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ATLAS PIPELINE PARTNERS, L.P.

	By:	Atlas Pipeline Partners GP, LLC
its General Partner

Dated: February 24, 2011	By:	/s/ Eric T. Kalamaras
	Name:	Eric T. Kalamaras
	Title:	Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Unaudited Pro Forma Condensed Consolidated Financial Information

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